FOR IMMEDIATE RELEASE

Investor Relations Contact(s):	Press and Industry Analyst(s):
Robert Strickland	Pamela Valentine
Chief Financial Officer	Director of Marketing Communications
925.245.3413 (voice)	925-245-3421 (voice)
925.245.3510 (fax)	925-960-0427 (fax)
investor.relations@adept.com	pamela.valentine@adept.com

ADEPT TECHNOLOGY, INC. REPORTS CONTINUED EARNINGS IMPROVEMENTS
IN FOURTH QUARTER AND FISCAL 2005

Expands Intelligent Robotic Sales and Marketing Programs to Generate Revenue Growth

LIVERMORE, CA, September 1, 2005—Adept Technology, Inc. (OTC: ADEO-OB) today announced results of its operations for the fourth quarter fiscal 2005 which ended June 30 included revenue of $14.4 million and net income of $633,000, or $0.10 per share. These results are compared with results for the same quarter of fiscal 2004 in the table below:

Time Period	Revenue from Continuing Operations	Gross Margin	Income (loss) from Continuing Operations Before Income Taxes	Net Income (Loss)	Basic EPS
Current quarter: Q4-05	$14,377	$6,407	$604	$633	$0.10
Prior year’s quarter: Q4-04	$14,465	$6,099	$557	$569	$0.10
Change from Q4-04 to Q4-05	(0.6)%	5.1%	8.4%	11.2%	-

For the fiscal year ended June 30, 2005, Adept reported revenues of $50.5 million, net income of $1.0 million, and earnings per share of $0.17. These results are compared with fiscal 2004 in the table below:

Time Period	Revenue from Continuing Operations	Gross Margin	Income (loss) from Continuing Operations Before Income Taxes	Net Income (Loss)	Basic EPS
Fiscal 2005	$50,480	$23,161	$1,025	$1,025	$0.17
Fiscal 2004	$49,084	$19,596	$(1,664)	$(7,325)	$(1.35)
Change from 2004 to 2005	2.8%	18.2%	NM	NM	NM

“Adept now has recorded 6 straight quarters of operational profitability and the first annual profitability since fiscal year 1999. This success required a disciplined business model combining cost control, sales focus and operational streamlining,” said Robert Bucher, chairman and chief executive officer of Adept Technology, Inc. “Now our focus will expand to generate top line growth in fiscal 2006. To fuel that growth, we are introducing an expanded portfolio of Intelligent Adept Cobra™ SCARA and AdeptViper™ 6-axis robots, plus a broad lineup of non-proprietary Adept SmartController™ Motion Controls and Adept iSight™ Machine Vision products. New sales programs will target both competitor markets and new market geographies for material handling and assembly robotics systems.”

During the fourth quarter, Adept rounded out its management team with the appointment of Barry Dale as vice president, worldwide sales, and Janine Roth as vice president, marketing. The Company also formed a dedicated worldwide Adept service business unit reporting to Lee Blake.

“These changes reflect our renewed focus on marketing, sales and sales channel development,” Bucher remarked. “Combined with our expanded product portfolio, additions to our veteran sales staff, and the previously announced in-country Asia and China programs, European manufacturing and delivery center, and vertical markets selling team, we are structured to drive increased revenue from sales and service worldwide.”

Bucher continued, “Already, sales traction in our vertical markets programs is contributing significantly to our growth, generating over 20% of our fourth quarter 2005 revenue. Our focus on the major manufacturers of disk drive, smart card, cell phones and consumer electronic products has produced major design wins in the US, Northern Europe, Singapore, and China. The vertical markets team also has been the major contributor to our increased bookings in service sales, primarily from remanufactured robotics systems destined for expanding Asian manufacturing plants.”

Adept believes its extensive and growing product portfolio, service offerings and expanded sales teams will deliver further revenue opportunities. Whether in the Americas, Asia, or Europe, Adept is well positioned to grow with the market as investments by manufacturers continue to improve. This effort, together with the company’s ongoing operational execution, provides a solid basis for improved top line results and shareholder value.

Details of the Fourth Quarter and Fiscal Year

Statement of Operations Highlights - Three months and year ended June 30, 2005

▪
Revenue for the fourth quarter of fiscal 2005 decreased 0.6% from the fourth quarter of fiscal 2004. The decrease resulted from reduced sales of components for semiconductor manufacturing systems, partially offset by increased sales of remanufactured robots in the Company’s Service and Support business segment. Revenue for fiscal 2005 increased 2.8% over fiscal 2004. The revenue increase was the result primarily of strong sales of Adept’s Cobra family of robots, which are 4-axis SCARA (Selective Compliance Assembly Robot Arm) robot mechanisms designed primarily for assembly and material handling applications, increased sales of 6-axis robots, and a significant software license sale in the first quarter of 2005.

▪
Gross margin was 44.6% in the fourth quarter of fiscal 2005 compared to 42.2% in the same quarter of fiscal 2004. The gross margin improvement resulted from improved robot component designs, increased outsourcing of robot subassemblies, and reduced manufacturing overhead costs. For fiscal 2005, gross margin was 45.9% as compared with 39.9% in fiscal 2004. The gross margin improvement resulted from the above-mentioned items plus the software license sale in the first quarter with low associated cost of revenue.

▪
Research & Development (R&D) expense in the fourth quarter of fiscal 2005 decreased 0.4% from the fourth quarter of fiscal 2004. R&D expense for fiscal 2005 decreased 3.0% from fiscal 2004. The decreases are primarily the result of modest reductions in headcount and expanding operations at lower cost facilities.

▪
Selling, General & Administrative (SG&A) expense increased 18.4% in the fourth quarter of 2005 as compared with the fourth quarter of 2004. Increases were incurred in selling expenses, legal services and audit fees, partially offset by a reduction in bad debt reserves. SG&A expense for fiscal 2005 increased 8.7% from fiscal 2004. The increases were in selling, marketing, customer service, and audit expenses, offset in part by a reduction in bad debt reserves.

▪
Restructuring charge reversals of $33,000 for fiscal 2005 resulted from early lease terminations, and those in fiscal 2004 reflect a net reversal of $697,000 in previously accrued restructuring charges resulting from favorable settlement of an outstanding lease obligation.

▪
Amortization of other intangibles for the fourth quarter and fiscal 2005 were $49,000 and $195,000, respectively, as compared with $111,000 and $538,000 for the same respective periods of the prior year as certain other intangibles are now fully amortized.

▪
Net interest expense was $30,000 for the fourth quarter of fiscal 2005 as compared with $28,000 for the fourth quarter of fiscal 2004. For fiscal 2005, net interest expense was $163,000 as compared with $362,000 for fiscal 2004. In fiscal 2005 the net interest expense was primarily the accrued interest on Adept’s $3 million convertible note, whereas the prior year charges also included interest on borrowings under an accounts receivable purchase facility which has since been repaid.

▪	Other income of $314,000 was recorded in the fourth quarter of 2005 as we disposed of equity positions in third parties, the substantial majority of which we had previously written off.

Currency exchange loss in the fourth quarter of fiscal 2005 was $104,000 as compared with a loss of $95,000 in the fourth quarter of fiscal 2004. For fiscal 2005 the currency exchange gain was $270,000 while in fiscal 2004 the gain was $304,000. The currency exchange gains or losses in all periods are primarily related to movement in the Euro as compared with the U.S. Dollar.

▪
The provision for income taxes for fiscal 2005 is zero as the Company has utilized its operating loss carryforwards to offset both domestic and foreign taxes. Benefit from income taxes for the fourth quarter and fiscal year 2004 reflects a one-time benefit for the reversal of previously accrued taxes that resulted from management’s reassessment of the appropriate level of tax contingency accruals for the Company.

▪
During the third quarter of fiscal 2004, Adept adopted a formal plan and completed the disposition of its Solutions business. Accordingly, the Solutions business was accounted for as a discontinued operation and the results of its operations have been removed from continuing operations for the third quarter of fiscal 2004. The after tax loss from discontinued operations for that quarter was $7.0 million.

Balance Sheet Highlights - June 30, 2005

▪	Adept’s cash and short-term investment balance at June 30, 2005 was $5.3 million as compared to $5.0 million at June 30, 2004.

▪
Net accounts receivable at June 30, 2005 was $11.2 million, a decrease of $2.2 million or 16.4% from the balance at June 30, 2004. Trade accounts receivable days sales outstanding (DSO) at June 30 was 68 days compared to 90 days at June 30, 2004, and reflects significant collection of past due receivables.

▪
Inventories at June 30, 2005 were $10.2 million, an increase of 64% from $6.2 million at June 30, 2004. The inventory increase is the result of a program to improve customer order lead times by maintaining standard robot components in stock, as well as increased parts inventory to support expansion of the remanufacturing and service business.

Business Trends and Financial Outlook

▪	Adept is the largest industrial robot company manufacturing in the USA, delivering over 1,000 multi-axis robots and nearly 2,000 robotic motion and vision controllers annually. Fourth quarter 2005 figures, supported by independent industry association statistics, show Adept domestic market share growing to 50% in small part electronic assembly and to over 40% of all reporting companies in our key Cobra SCARA product marketplace. As reported quarterly this year, Adept intelligent robot deliveries continue to increase. 4-axis and 6-axis robot unit deliveries, primarily the Cobra SCARA 600 and 800’s, grew a total of 41% this year, exceeding our original business model goal for fiscal 2005.

▪
Adept robotic sales revenue in Europe expanded by 103% over fiscal 2004, providing good return on investments made in local delivery and expanded sales and service support from our Dortmund Germany facility. These trends were driven by stronger German and French automotive electronics and packaging projects, offsetting weakness in similar markets domestically.

▪
The fourth quarter of fiscal 2005 saw service revenues increase 45% from the fourth quarter of 2004 and 52% over the third quarter fiscal 2005. These results are primarily from new in-field technical support products and a record total of 95 remanufactured robots being delivered to customers around the world. Total remanufactured robot deliveries in fiscal 2005 were 281 units, increasing our best-ever yearly total by over 100%. However, this represents less than 4% of the total Adept legacy product installations we’ve targeted as remanufacture opportunities for us.

▪
Our ongoing focus on cost control is anticipated to continue to gradually improve margins as revenue improves. With our fiscal 2006 focus on sales growth across our global markets, we expect revenue for the first quarter of fiscal 2006 to be between $13.0 million and $14.5 million. At that revenue level, gross margin is expected to be in the 44%-47% range and operating expenses (R&D and SG&A) from continuing operations are expected to be between approximately $6.0 and 6.3 million.

▪	The company expects its cash and short-term investment balance to be between $4 and $6 million at October 1, 2005, the end of its first quarter of fiscal 2006.

Analyst Conference Call and Simultaneous Webcast

Robert Bucher, Chairman and Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today, September 1, 2005, at 5:00p.m. Eastern Time to review the company’s financials and operations for the fourth quarter and fiscal 2005. The call will include statements regarding the company’s anticipated financial performance in the first quarter of fiscal 2006. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five business days from Thursday, September 1, 2005 to Thursday, September 8, 2005. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. “2676384.”

About Adept Technology, Inc.

Adept Technology designs, manufactures and markets factory automation components for the telecommunications, consumer electronics, semiconductor, automotive, lab automation and pharmaceutical industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, OEM motion controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, and application software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com

Forward-Looking Statements

This press release contains certain forward-looking statements including statements regarding cash balances, expenses and cost controls, margins, revenues, future operating results, strategic marketing initiatives, and market shares that involve a number of risks and uncertainties. The company’s actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers’ ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company’s new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company’s international operations; the company’s limited cash resources, continuing operating losses and negative cash flow which could impair the company’s operations and revenue generating activities; the risk associated with the effectiveness of the company’s restructuring activities; risks associated with our management reorganization; the cyclicality of capital spending of the company’s customers, including in the semiconductor industry and lack of long-term customer contracts; the company’s dependence on the continued growth of the intelligent automation market; the company’s highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company’s products; the company’s significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company’s products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company’s ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.

For a discussion of risk factors relating to Adept’s business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2004 and quarterly report on Form 10-Q for the quarters ended October 2, 2004 and January 1, 2005, and April 2, 2005 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Year ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net revenues	$14,377	$14,465	$50,480	$49,084
Cost of revenues	7,970	8,366	27,319	29,488
Gross margin	6,407	6,099	23,161	19,596
Operating expenses:
Research, development and engineering	1,859	1,867	6,868	7,082
Selling, general and administrative	4,075	3,441	15,527	14,279
Restructuring expenses (reversals)	-	-	(33)	(697)
Amortization of other intangibles	49	111	195	538
Total operating expenses	5,983	5,419	22,557	21,202

Operating income (loss)	424	680	604	(1,606)

Interest income (expense), net	(30)	(28)	(163)	(362)
Other income	314	-	314	-
Currency exchange gain (loss)	(104)	(95)	270	304
Income (loss) from continuing operations
before income taxes	604	557	1,025	(1,664)
Provision for (benefit from) income taxes	(29)	(141)	-	(1,555)
Income (loss) from continuing operations	633	698	1,025	(109)
Loss from discontinued operations, net of tax	-	(129)	-	(7,216)
Net income (loss)	$633	$569	$1,025	$(7,325)

Basic income (loss) per share from:
continuing operations	$0.10	$0.12	$0.17	$(0.02)
discontinued operations	$0.00	$(0.02)	$0.00	$(1.33)
Basic net income (loss) per share	$0.10	$0.10	$0.17	$(1.35)

Diluted income (loss) per share from:
continuing operations	$0.09	$0.10	$0.15	$(0.02)
discontinued operations	$0.00	$(0.02)	$0.00	$(1.33)
Diluted net income (loss) per share	$0.09	$0.08	$0.15	$(1.35)

Basic number of shares used in
computing per share amounts from:
continuing operations	6,136	5,978	6,063	5,427
discontinued operations	6,136	5,978	6,063	5,427

Diluted number of shares used in
computing per share amounts from:
continuing operations	7,939	7,801	7,873	5,427
discontinued operations	7,939	7,801	7,873	5,427

Note: Amounts for prior periods have been reclassified to conform to present year’s presentation.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2005	2004(a)

ASSETS

Current assets:
Cash and cash equivalents	$5,334	$4,957
Accounts receivable, less allowance for doubtful accounts of
$633 at June 30, 2005 and $1,269 at June 30, 2004	11,184	13,385
Inventories	10,201	6,233
Prepaid expenses and other current assets	581	656

Total current assets	27,300	25,231

Property and equipment at cost	10,112	9,372
Less accumulated depreciation and amortization	8,869	7,924
Net property and equipment	1,243	1,448

Goodwill	3,176	3,176
Other intangibles, net	228	423
Other assets	1,182	1,293

Total assets	$33,129	$31,571

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$3,000	$-
Accounts payable	6,916	5,689
Accrued warranty	2,040	2,111
Other accrued liabilities	2,160	3,721

Total current liabilities	14,116	11,521

Commitments and contingencies

Long term liabilities:
Subordinated convertible note	-	3,000
Other long term liabilities	1,582	1,422

Redeemable convertible preferred stock	-	-

Total shareholders' equity	17,431	15,628

Total liabilities and shareholders' equity	$33,129	$31,571

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2004.